UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2024

ALIMERA SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34703	20-0028718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6310 Town Square, Suite 400

Alpharetta, Georgia 30005

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (678) 990-5740

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	ALIM	The Nasdaq Stock Market LLC (The Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 19, 2024, Alimera Sciences, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with SWK Funding LLC (“SWK”) updating certain terms of the Company’s existing New Collaboration Agreement (as defined below) and associated royalty payments.

In February 2005, the Company entered into an agreement with EyePoint Pharmaceuticals US, Inc. (“EyePoint”) for the use of fluocinolone acetonide (“FAc”) in EyePoint’s proprietary insert technology for the treatment of all ocular diseases in humans other than uveitis. This agreement was subsequently amended several times (as amended, the “EyePoint Agreement”), providing the Company with a worldwide exclusive license to utilize certain underlying technology used in the development and commercialization of ILUVIEN®. The EyePoint Agreement was then amended and restated in July 2017 (the “New Collaboration Agreement”). The New Collaboration Agreement expanded the license to include uveitis, including NIU-PS, in Europe, the Middle East and Africa and also allowed the Company to pursue an indication for NIU-PS for ILUVIEN in those territories. In accordance with the New Collaboration Agreement, the Company agreed to pay a 6% royalty on net revenues of ILUVIEN and other related consideration to EyePoint and paid an additional 2% royalty on global net revenues and other related consideration in excess of $75.0 million in any year. Furthermore, the New Collaboration Agreement included a right to offset $15.0 million of future royalty payments (the “Future Offset”), which reduces royalties that would otherwise be owed to EyePoint from 6% to 5.2% for net revenues of ILUVIEN and other related consideration up to $75.0 million annually and from 8% to 6.8% for net revenues of ILUVIEN and other related consideration in excess of $75.0 million on an annual basis until the Future Offset is recovered. As of March 31, 2024, the remaining value of the Future Offset was approximately $6.4 million.

On December 17, 2020, EyePoint entered into a royalty purchase agreement (the “SWK Agreement”), pursuant to which EyePoint sold its interest in royalties that the Company is obligated to pay EyePoint under the New Collaboration Agreement to SWK. The Company is not a party to the SWK Agreement.

The Letter Agreement modifies the royalty payment that the Company is obligated to pay SWK to 3.125% on net revenues (the “Alternative Royalty”) for any FAc product, including YUTIQ® and ILUVIEN. In addition, pursuant to the terms of the Letter Agreement, in the case of a Change of Control (as defined in the Letter Agreement), the Company may, at its option, at any time during the six (6) months following the effective date of such Change of Control buy out the entire royalty obligation for the greater of (a) $17,250,000 and (b) 4.75 times the aggregate amount of Alternative Royalty paid or payable (x) over the most recently completed four (4) calendar quarters, or (y) if such Option is exercised prior to April 1, 2025, then 3.125% of net revenues for any FAc product over the most recently completed four (4) calendar quarters.

A copy of the Letter Agreement will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending June 30, 2024. The foregoing description of the terms of the Letter Agreement is qualified in its entirety by reference to the full text of such exhibit.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALIMERA SCIENCES, INC.

Date: June 24, 2024	By:	/s/ Richard S. Eiswirth, Jr.
	Name:	Richard S. Eiswirth, Jr.
	Title:	President and Chief Executive Officer